Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”), by and among BBCN Bancorp, Inc. (together with its subsidiaries, “BBCN”), BBCN Bank and Alvin D. Kang (“Executive”), is effective as of the close of business on January 14, 2013 (the “Effective Date”).

WHEREAS, BBCN and Executive have mutually agreed that Executive’s employment and service as an executive officer of and a director of BBCN will terminate in accordance with this Agreement; and

WHEREAS, BBCN and Executive desire to enter into this Agreement to memorialize the terms of, and each party’s rights and obligations in connection with, the termination of Executive’s employment and service as a director.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, including the execution of the Release Agreement (as hereinafter defined) by Executive, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1) Termination of Service.  Executive’s employment with BBCN, and any and all of Executive’s other positions and offices (including service as a director) with BBCN, will terminate effective as of the close of business on January 31, 2013 without the need for any further action by Executive (the “Termination Date”).

2) Duties and Authority.  During the period from the Effective Date through the Termination Date, except as otherwise directed by BBCN’s Board of Directors, Executive will continue to perform his Chief Executive Officer duties on an active full-time basis and will provide advice and assistance to aid in transition to his successor, as reasonably requested by BBCN’s Board of Directors.  After the Termination Date, Executive shall have no authority to act on behalf of BBCN, or to bind BBCN to any undertaking or agreement.

3) Accrued Obligations; Reimbursements. Within five (5) business days after the Termination Date, BBCN shall pay to Executive any earned but unpaid annual base salary and any accrued but unused vacation pay, and, in accordance with the applicable expense reimbursement policy, as soon as practicable following submission of all applicable documentation, any expense reimbursement payments owed to Executive for expenses incurred prior to the Termination Date.

4) Payments and Benefits.  In addition to the accrued and other amounts described in Section 3 of this Agreement, provided Executive executes the Release and Waiver of Claims attached hereto as Exhibit A (the “Release Agreement”) on January 31, 2013, and does not revoke the Release Agreement within the seven (7) day revocation period following execution thereof, BBCN  shall pay or provide to Executive the following (in each case, subject to withholding of applicable taxes):

a) a lump sum cash payment equal to Six Hundred and Seventy-Five Thousand Dollars ($675,000) payable after the Termination Date promptly after the Release Agreement has been executed and the seven-day revocation period has expired;

b) a lump sum cash bonus in the amount of $119,500 in respect of 2012 under BBCN’s annual cash bonus incentive plan (its “Performance Incentive Plan” or “PIP”), payable at the same time 2012 PIP bonuses are paid to other PIP participants; and

c) a $40,000 credit relating to 2012 will be made to Executive’s deferral account under the Long Term Incentive Agreement by and between Nara Bank and Executive, dated June 27, 2008, (the “Incentive Agreement”) with such credit and any distributions to be made in accordance with the terms of the Incentive Agreement.  In connection with any merger of BBCN in which it is not the surviving entity, or in any sale of all or substantially all its assets or any similar transaction, BBCN will take appropriate steps to have the Incentive Agreement assumed by the acquiring party.

5) Stock Options.   Executive’s vested stock options that are outstanding as of the Termination Date will remain exercisable through the last day of the term of the respective option, as set forth in the applicable stock option agreements, notwithstanding the termination of Executive’s employment and any terms in the stock option agreements to the contrary.

6) No Other Benefits. Except for (w) the amounts and benefits described in Sections 3, 4 and 5 of this Agreement, (x) Executive’s rights with respect to any accrued and vested benefits under any qualified 401(k) savings plan and any right to continuation of group health coverage at Executive’s expense in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), (y) Executive’s rights to deferred payments under the Incentive Agreement and the Long Term Incentive Plan pursuant to which the Incentive Agreement was executed and (z) Executive’s claims for indemnification and advancement of expenses as a director, officer or employee of BBCN under the Certificate of Incorporation, Articles of Incorporation or Bylaws of BBCN and any indemnification agreement, Executive shall not be entitled to any other payments or benefits from BBCN in respect of his employment or termination thereof.  For the avoidance of doubt, all of Executive’s unvested outstanding performance unit awards granted under the Nara Bancorp, Inc. 2001/Nara Bank 2000 Continuation Long Term Incentive Plan or the Nara Bancorp, Inc. 2007 Equity Incentive Plan (renamed as the BBCN Bancorp, Inc. 2007 Equity Incentive Plan) and any other unvested outstanding equity awards shall be forfeited as of the Termination Date.

7) Nonsolicitation of Employees.  For a period of eighteen (18) months after the Termination Date, without the written consent of BBCN’s Board of Directors or a person authorized thereby (which consent may be withheld in the absolute discretion of BBCN), Executive shall not, directly or indirectly solicit, recruit, induce, or encourage any person who is an employee of BBCN during such eighteen-month period to terminate his or her employment with BBCN or to become an employee of any organization with which Executive may become affiliated, or cause or influence any organization with which Executive may become affiliated to do the same; provided, however, that nothing in this Section 7 shall prohibit Executive or any organization with which Executive may become affiliated from (x) soliciting any person whose employment or engagement for services was terminated by BBCN at least three months prior to the date of such solicitation provided such termination was not encouraged or assisted by Executive or any organization with which Executive may become affiliated, or (y) engaging in any general solicitation not targeted at any employee of BBCN, including any non-directed executive searches or placing general advertisements for employees in newspapers or other media of general circulation.

8) Enforcement.  The parties agree and acknowledge that the obligations of the parties pursuant to Sections 7 and 10 of this Agreement are of a unique and special nature and that a party will not have an adequate remedy at law in the event of a failure by the obligated party to abide by his or its obligations under such Sections, nor will money damages adequately compensate for the injury caused by breach of such obligations.  Therefore, it is agreed and hereby acknowledged by the parties that, in the event of a breach by a party of any of such obligations, BBCN and/or the Bank, on the one hand, or Executive, on the other hand, as applicable, shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel the other party to perform as agreed in Section 7 or 10 of this Agreement, as applicable.  Nothing herein shall in any way limit or exclude any other right granted by law or equity to any party.

9) Cooperation.   The parties acknowledge that from time to time the assistance and cooperation of Executive may be of value with respect to (a) areas and matters in which Executive was involved during his employment, including with respect to any internal or external communications concerning the business of BBCN, his involvement and participation therein and his termination of employment, and (b) transitioning matters in which Executive was involved during his employment. Such assistance and cooperation, including Executive’s compensation and time requirements, shall be determined upon the reasonable agreement of the parties. Executive will be provided an opportunity to review and approve any internal or external announcements regarding his termination of service.  Executive acknowledges that he has approved a press release to be issued upon the execution and delivery of this Agreement.

10) Non-Disparagement.  Executive shall not make any public comments disparaging or denigrating BBCN, including each of its respective current, former and future officers, directors, employees, agents, representatives, attorneys, and shareholders, or encourage or assist any other person or entity making any such public comments.  BBCN shall use its reasonable best efforts to cause the members of BBCN’s Board of Directors and its executive officers with the title of Senior Vice President and above not to make any public comments disparaging or denigrating Executive or encourage or assist any other person or entity making any such public comments.  Nothing set forth herein shall be interpreted to prohibit either party from responding publicly to incorrect public statements, making truthful statements when required by law, subpoena, court order, or the like and/or from responding to any inquiry about this Agreement or its underlying facts and circumstances by any regulatory or investigatory organization and/or from making any truthful statements in the course of any legal proceeding.

11) Return of Property. No later than the Termination Date, Executive agrees to return to BBCN all company-owned property in his possession, specifically including all keys and card keys to company buildings or property; all company-owned equipment; and all company documents and papers, including all trade secrets and other confidential company information and, after returning such information to BBCN, to purge all BBCN confidential information from any personal computers, tablets or other such devices and otherwise to follow BBCN security protocols applicable to employees whose employment has been terminated.

12) Entire Agreement.  This Agreement sets forth the complete agreement between Executive and BBCN relating the Executive’s termination of employment.  Executive acknowledges that, except as described in this Agreement, Executive is not entitled to any further compensation or benefits from BBCN.  Executive further acknowledges and agrees that, in signing this Agreement, Executive does not rely and has not relied upon any representations or statements by BBCN or representative thereof with regard to the subject matter, basis, or effect of this Agreement or the Release Agreement that are not specifically set forth in this Agreement or the Release Agreement.  Notwithstanding the foregoing, nothing in this Agreement is intended to or shall limit, supersede, nullify, or affect (a) the Incentive Agreement, (b) Executive’s claims for indemnification and advancement of expenses as a director, officer or employee of BBCN under the Certificate of Incorporation, Articles of Incorporation or Bylaws of BBCN and any indemnification agreement or (c) any duties and responsibilities Executive may have or owe to BBCN by virtue of any separate agreement or obligation. Without limiting the generality of the foregoing, after the termination of his employment, Executive shall continue to have a duty and obligation to maintain the confidentiality of all trade secrets (including lists of customers and customer prospects of BBCN) and other confidential information of BBCN and its customers and not to use any such trade secrets  or other confidential information for any purpose except in connection with the services to be provided pursuant to Sections 2 and 9 of this Agreement.

13) Severability.  If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement.  If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form.  The covenants of Executive in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against BBCN, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by BBCN of the covenants in this Agreement.

14) No Admission of Wrongdoing.  Neither this Agreement nor the Release Agreement shall be construed as an admission of liability or wrong-doing by either party.

15) No Limitation of Rights.  Nothing in this Agreement shall limit or otherwise affect BBCN’s rights with respect to any compensation plans, agreements or arrangements, including, without limitation, any rights it may have to amend, modify or terminate such plans, agreements or arrangements in accordance with their terms.

16) Governing Law.  This Agreement shall be interpreted, construed, and governed by the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

17) Construction.  Each party acknowledges that: (a) it has read this Agreement and the Release Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement. This Agreement shall not be construed more strongly against either party, regardless of who is more responsible for its preparation.  If there is a conflict between this Agreement and any present or future law, the part that is affected shall be curtailed only to the extent necessary to bring it within the requirements of that law.

18) Expenses and Fees.  Subject to the next sentence, each party shall bear the expenses incurred by such party in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.  If any legal action or arbitration is brought relating to this Agreement, the prevailing party in any final judgment or arbitration award, or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorneys’ fees paid or incurred in good faith.

19) Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20) Successors.  This Agreement may not be assigned by Executive.  In addition to any obligations imposed by law upon any successor to BBCN, BBCN will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the stock, business and/or assets of BBCN, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that BBCN would be required to perform it if no such succession had taken place.  Executive agrees and consents to any such assumption by a successor or parent of BBCN, as well as any assignment of this Agreement by BBCN for that purpose.  As used in this Agreement, “BBCN” shall mean BBCN as herein before defined as well as any such successor or parent that expressly assumes this Agreement or otherwise becomes bound by all of its terms and provisions by operation of law.

21) Amendment.  This Agreement may be amended only by written agreement executed by each of the parties.

22) Tax Withholding.  BBCN may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings BBCN is required to deduct pursuant to state, federal or local laws.

23) Internal Revenue Code Section 409A.  To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the Internal Revenue Code, or an exemption or exclusion therefrom and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service and this Agreement shall be interpreted accordingly; provided that, for the avoidance of doubt, this provision shall not be construed to require a gross-up or other reimbursement payment in respect of any taxes, interest or penalties imposed on Executive as a result of Internal Revenue Code Section 409A.

IN WITNESS WHEREOF, each party has signed this Agreement on the date shown next to its signature below.

BBCN BANCORP, INC.

Date: 1-14-2013	By:	/s/ Kevin S. Kim
	Name:	Kevin S. Kim
	Title:	Chairman

BBCN BANK

Date: 1-14-2013	By:	/s/ Kevin S. Kim
	Name:	Kevin S. Kim
	Title:	Chairman

ALVIN D. KANG

Date: 1-14-2013	/s/ Alvin D. Kang

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release Agreement”) is entered into effective as of January [31], 2013, by and between BBCN Bancorp, Inc. (together, with its subsidiaries, “BBCN”) and Alvin D. Kang (“you” or “Executive”).

BBCN and Executive agree as follows:

1. In accordance with the Separation and Release Agreement entered into by and between BBCN and Executive, effective as of January 14, 2013 (the “Separation Agreement”), the employment relationship between Executive and BBCN will terminate at the close of business on January 31, 2013.

2. General Release.  Except for those obligations of BBCN created by the Separation Agreement or this Release Agreement or for any claims to indemnification and to advancement of expenses as a director, officer or employee of BBCN you may have under the Certificate of Incorporation, Articles of Incorporation or Bylaws of BBCN, any indemnification agreement, you may have entered into with the foregoing or otherwise by law, you, Executive, release and discharge and promise not to sue BBCN, and each of its or their current and former partners, directors, officers, employees, representatives, attorneys, successors and assignees, past and present, and each of them (individually and collectively, “Releasees”) from and with respect to any and all claims, wages, release agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, concealed or hidden (collectively, “Claims”), of any kind whatsoever arising out of or in any way connected with your service as an employee or director of BBCN (or the termination of such services), including without limitation any Claims for wages, penalties, severance pay, bonuses or similar benefits, sick leave, pension, retirement, vacation pay, life insurance, health or medical insurance or any other fringe benefit, any benefits arising from any ERISA benefit plan, workers’ compensation or disability, any Claims under Title VII of the Civil Rights Act of 1964, Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Labor Code, and orders of the California Industrial Welfare Commission, or any other federal, state or local law, regulation or ordinance, and any other Claims resulting from any act or omission by or on the part of Releasees committed or omitted prior to date you sign this Release Agreement.  Notwithstanding anything to the contrary in this Release Agreement, you are not releasing any claim that may not be waived as a matter of law.  This Release does not prevent you from filing a charge with or participating in an investigation by a governmental administrative agency; but you waive any right to receive any monetary award resulting from such a charge or investigation.

3. ADEA Release.  You also expressly acknowledge and agree that, in addition to the release set forth in Section 2 above, you are waiving and releasing any and all rights or claims against Releasees that you may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date you sign this Release Agreement.  You also expressly acknowledge and agree that:

(a)           In return for this Release Agreement, you will receive consideration (including the payments and benefits due under the Separation Agreement) in addition to any consideration you were already entitled to receive before entering into this Release Agreement;

(b)           You are advised to consult with an attorney before signing this Release Agreement;

(c)           You were given a copy of this Release Agreement and informed that you have at least twenty-one (21) days in which to consider this Release Agreement.  If you want to accept this Release Agreement, you must return this Release Agreement, signed by you, to BBCN within twenty-one (21) days after you received it or on your last day of employment, whichever is later; and

(d)           You understand that you have seven (7) days after you sign this Release Agreement in which to revoke this Release Agreement (the “Revocation Period”).  This Release Agreement will not be effective or enforceable until the Revocation Period expires without you revoking the Release Agreement.  If you revoke this Release Agreement before the expiration of the Revocation Period, then this Release Agreement shall be of no force or effect.  To revoke, you must deliver your written notice of revocation before expiration of the Revocation Period to the Chairman of the Board of BBCN.

4.           California Civil Code Section 1542.  THE RELEASES SET FORTH IN SECTIONS 2 AND 3 OF THIS RELEASE AGREEMENT APPLY TO KNOWN AND UNKNOWN CLAIMS.  ACCORDINGLY, YOU EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE UNDER SECTION 1542 OF THE CALIFORNIA CIVIL CODE WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

5.           No Claims Assigned or Filed.  You represent and warrant that you have not assigned or transferred to any person, BBCN or entity not a party to this Release Agreement any of the “Claims” released pursuant to Sections 2, 3, and 4 of this Release Agreement.  You further represent and warrant that neither you nor anyone acting on your behalf has filed any complaints, charges, or lawsuits with any court or government agency, or commenced any arbitration proceeding, relating to any of the “Claims” released pursuant to Sections 2, 3 and 4 of this Release Agreement.

6.           Miscellaneous.  This Release Agreement shall be governed by the laws of the State of California, excluding such state’s conflict of laws principles.  If any provision of this Release Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Release Agreement which can be given effect without the invalid provisions or application; therefore, the provisions of this Release Agreement are declared to be severable.  This Release Agreement constitutes the entire Release Agreement of the parties and supersedes all prior negotiations and all release agreements, whether written or oral.  This Release Agreement may be modified only by a writing signed by all of the parties to this Release Agreement and no waiver of any provision in this Release Agreement shall be binding on any party unless in writing and signed by such party.  This Release Agreement is binding on and enforceable against BBCN and your heirs, successors and assigns.  This Release Agreement is not and shall not be construed as an indication that you or BBCN may have engaged in any wrongful conduct.  This Release Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic and facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

You have read and understand this Release Agreement and voluntarily sign it without coercion.

BBCN BANCORP, INC.	EXECUTIVE

By:
Name:
Title:	Alvin D. Kang

Date of Delivery to Executive: January 14, 2013	Date of Signature: January [31], 2013
Date of Receipt by BBCN:

NOTE:  In order to accept this Release Agreement, You may not sign it before your last day of work.  Any modification or alteration of any terms of this Release Agreement voids this Release Agreement in its entirety.